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NEWS RELEASE

From: Corporate Communications                [ComEd Logo]
     One First National Plaza
     P.O. Box 767
     Chicago, IL  60690-0767


Contact: Keith Bromery
        (312) 394-3003               FOR IMMEDIATE RELEASE
                                     Thursday, May 27, 1999

CONSUMERS, ILLINOIS INDUSTRY, THE ENVIRONMENT ALL WIN IN NEW
                          AGREEMENT

    NEW LEGISLATIVE ACCORD ALSO ALLOWS UNICOM TO GROW AND
              COMPETE IN RESTRUCTURED INDUSTRY


     SPRINGFIELD, IL. -The Illinois General Assembly made changes to the 1997 Restructuring Law today providing a new set of benefits for consumers, Illinois industry and the environment. The amendment also raises the so-called
"earnings cap," which affects the amount of earnings a utility is entitled to retain.

     "Today's agreement will provide the State of Illinois with a one time contribution of $250 million for statewide environmental initiatives," said Frank Clark, Senior Vice President, Corporate and Governmental Affairs, ComEd. "The agreement enhances reliability, accelerates savings for residential customers, and provides faster access to customer choice for Illinois industrial manufacturers." The measure does not become law until signed by Governor Ryan.

     The legislation includes the following provisions:

       -   EARLIER RATE DECREASE FOR RESIDENTIAL CUSTOMERS
       As a result of today's agreement, residential customers will receive a 5% base rate reduction in October 2001, seven months earlier than originally scheduled.

       -   FASTER TIMETABLE FOR SUPPLIER CHOICE
       Industrial manufacturers using less than 4 megawatts of electricity will have access to customer choice as early as June 2000, which is six months earlier than originally scheduled.

       -   ADDITIONAL RELIABILITY COMMITMENTS
       Part of the measure is ComEd's commitment to spend at least $2 billion through 2004 on maintenance and enhancements to its transmission and distribution system. These improvements are in addition to the reliability projects slated for the City of Chicago.

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       -   NEW ENVIRONMENTAL FUND
       The measure also calls for ComEd to allocate $250 million to a special fund that will be used to support environmental initiatives, energy efficiency programs, renewable energy projects and grants to preserve natural habitats and wildlife. Of this amount, $25 million will be earmarked to fund clean coal technology and research with the potential for another $25 million allocation for this purpose in the future. The remainder will be used to create an irrevocable environmental trust and foundation, which will be administered by six trustees. The General Assembly will appoint four of the trustees; the Governor will appoint one; and ComEd will appoint an environmental expert. ComEd will also appoint one non-voting financial expert.

       -   COGENERATION OPTIONS ENHANCED
       The new legislation also promotes increased co-generation options available to commercial and industrial power users. The legislation will remove size limitations on cogeneration facilities not subject to transition charges as long as minimum standards are met, including requirements that the plants meet federal efficiency standards and sell excess energy into the wholesale market.

       -   LABOR PROTECTIONS
       The measure also preserves labor protections enacted by the Restructuring Law and provides for approximately $250 million in income, replacement and transfer taxes to be paid to Illinois state government as a result of the sale of ComEd's fossil electric generating stations. The sale is expected to be completed by December 1999.

       -   EARNINGS CAP
       When the legislature created the earnings cap as part of the 1997 Restructuring Law, it partially tied the amount utilities were allowed to earn to the yield on 30-year U.S. Treasury Bonds. Earnings in excess of the cap must be shared 50/50 with customers. Treasury bond rates averaged around 7% when the legislature debated the Restructuring Law, but fell to near record lows of less than 5% a year later. The yield on treasury bonds has averaged approximately 5.5% in 1999. The new provision maintains a cap, but raises it by two percentage points beginning in the year 2000. The increase in the earnings cap will allow ComEd to meet or exceed its earnings goal of $3.00 per share in 2000 and provide more flexibility in pursuing growth opportunities.

"The General Assembly deserves great credit for passing this measure," said Clark. "It provides greater benefits for all consumers, recognizes the importance of the environment, and sends a good signal that the state cares about the continuing vitality of Illinois business. We can continue to be proud of the ground that Illinois is establishing in leading restructuring of the electric industry."

     For a discussion of the factors affecting the potential for actual results to differ from the forward looking statements made above, please see Unicom's Current Report of Form 8-K dated May 27, 1999.

Incorporated in 1994 and based in Chicago, Unicom
Corporation (NYSE:UCM) is a public company dedicated to meeting the energy needs of residential, commercial, industrial and wholesale customers. With nearly 16,000 employees and $7 billion in revenues, Unicom Corporation is the parent holding company to Commonwealth Edison Company
(ComEd), its

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principal subsidiary, and Unicom Enterprises, Inc. (UEI),
the umbrella organization of its unregulated subsidiaries.

Engaged principally in the production , purchase, transmission, distribution and sale of electricity to retail and wholesale customers, ComEd provides service to more than
3.4 million customers across Northern Illinois, or 70 percent of the state's population.